BAZI® ELIMINATES DEBT AND STRENGTHENS BALANCE SHEET

Company Raises $500,000 in Private Placement

DENVER, CO. – (PR NEWSWIRE) – February 1, 2011 – BAZI International, Inc. (OTCBB: BAZI) announced today that investors holding approximately $2.3 million of the Company’s Senior Secured Convertible Promissory Notes elected to convert their Notes into 15.8 million of the Company’s common stock, resulting in the elimination of substantially all of the Company’s indebtedness.  In addition, the Company privately placed 3.3 million shares of its common stock, resulting in net proceeds of $500,000.  The additional capital, which is in addition to $179,000 in net proceeds received on January 13 in connection with a separate private placement, provides the Company with financing necessary to address the Company’s short-term working capital needs as it prepares for a national advertising and marketing launch of BAZI®, its flagship healthy energy shot.

Kevin Sherman, CEO of BAZI, stated, “We’re very excited about the support and confidence that our debt holders have demonstrated in the Company by their election to become stockholders as a result of the conversion of their notes.  Together with the proceeds from recent financings, we’re now much better positioned as a company to capitalize on the interest shown in BAZI® by national distributors, and execute our business and marketing plan to substantially grow sales.”

ABOUT BAZI®

BAZI International, Inc. is a provider of healthy energy shots designed to help enhance physical health and overall performance.  BAZI® is a concentrated energy shot with eight super fruits, including jujube, acai, mangosteen, goji, pomegranate, blueberry, raspberry and seabuckthorn, plus a variety of phytonutrients, antioxidants, vitamins and trace minerals, supporting the critical nutrition needed daily in a convenient, great tasting 2 ounce shot.  BAZI's commitment to quality, science and research has earned the company a loyal following of world-class athletes and an elite list of endorsers, including Olympic athletes.  For more information about BAZI®, please visit www.drinkbazi.com.

Forward-Looking Statement:

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995.  Words such as "anticipate," "believe," "estimate," "expect," "forecast," "intend," "may," "plan," "project," "predict," "if", "should" and "will" and similar expressions as they relate to BAZI International, Inc. are intended to identify such forward-looking statements.  BAZI International, Inc. may from time to time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur.  These projections are subject to change and could differ materially from final reported results.  For a discussion of such risks and uncertainties, see "Risk Factors" in BAZI's report on Form 10-K filed with the Securities and Exchange Commission and its other filings under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Contact

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